                      Exhibit 99.1 - Financial Statements
                      -----------------------------------

   OmniComm Systems, Inc. Financial Statements for the Year and Period Ended
                               December 31, 2000

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------

To the Shareholders and Board of Directors
OMNICOMM SYSTEMS, INC.
Miami, Florida

We have audited the accompanying consolidated balance sheets of OMNICOMM SYSTEMS, INC. as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements' presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OMNICOMM SYSTEMS, INC. at December 31, 2000 and 1999, and the consolidated results of their operations and cash flows for each of the two years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Corporation has incurred losses and negative cash flows from operations in recent years through December 31, 2000 and these conditions are expected to continue through 2001, raising substantial doubt about the Corporation's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in
Note 3. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             GREENBERG & COMPANY LLC

Springfield, New Jersey
February 2, 2001

                            OMNICOMM SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                                     December 31,
                                                                                                 2000             1999
                                                                                                 ----             ----
                                         ASSETS
CURRENT ASSETS
      Cash                                                                                   $    90,958      $ 1,127,263
      Accounts receivable                                                                          9,927            8,458
      Inventory                                                                                       -0-          10,166
                                                                                             -----------      -----------
      Total current assets                                                                       100,885        1,145,887

PROPERTY AND EQUIPMENT, Net                                                                      486,481          353,183

OTHER ASSETS
      Shareholder loans                                                                               -0-           3,406
      Intangible assets, net                                                                      53,071          169,629
      Goodwill, net                                                                               79,277          237,832
      Other assets                                                                                25,160           26,960
                                                                                             -----------      -----------

TOTAL ASSETS                                                                                 $   744,874      $ 1,936,897
                                                                                             ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
      Accounts payable and accrued expenses                                                    1,079,506      $   284,481
      Notes payable - current                                                                    612,500          177,500
      Notes payable related parties - current                                                    660,000               -0-
      Sales tax payable                                                                               -0-           1,818
      Deferred revenue                                                                            26,861               -0-
                                                                                             -----------      -----------
      Total current liabilities                                                                2,378,867          463,799

CONVERTIBLE DEBT                                                                                 462,500          862,500
                                                                                             -----------      -----------
TOTAL LIABILITIES                                                                              2,841,367        1,326,299
                                                                                             -----------      -----------

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
      5% Series A convertible preferred stock, 5,000,000 shares authorized,                    3,857,179        3,872,843
      4,260,224 and 4,117,500 issued and outstanding, respectively, at par
      Common stock - 20,000,000 shares authorized, 7,974,578 and 3,344,066                         7,975            3,344
      issued, respectively, at $.001 par value
      Additional paid in capital                                                               3,261,100          238,007
      Less cost of treasury stock: Common -- 620,951 and -0- shares                             (293,912)              -0-
      respectively
      Retained deficit                                                                        (8,927,695)      (2,652,644)
      Subscriptions receivable                                                                    (1,140)        (850,952)
                                                                                             -----------      -----------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                                          (2,096,493)         610,598
                                                                                             -----------      -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                                         $   744,874      $ 1,936,897
                                                                                             ===========      ===========

    See accompanying summary of accounting policies and notes to financial statements.

                            OMNICOMM SYSTEMS, INC.
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
              FOR THE PERIOD JANUARY 1, 1999 TO DECEMBER 31, 2000
                                  (unaudited)

                                                       5% Series A Convertible
                       Common Stock         Additional     Preferred Stock       Retained                                 Total
                   Number of     $.001       Paid In    Number of                Earnings     Subscription   Treasury  Shareholders'
                    Shares     Par Value     Capital     Shares      $0.00 Par   (Deficit)     Receivable      Stock      Equity
                    ------     ---------     -------     ------      ---------   ---------     ----------      -----      ------
Balance at
January 1, 1999    1,343,000     $1,343      $132,213         -0-   $      -0-  $  (311,407)   $    (952)      $ -0-    $  (178,803)

Issuance of
common stock         250,000        250                                                                                         250

Issuance of
common stock
for services          86,400         86        56,059                                                                        56,145

Issuance of
common stock         300,000        300         2,700                                                                         3,000

Issuance of
common stock
for services          68,000         68        44,132                                                                        44,200

Issuance of
common stock       1,296,666      1,297         2,903                                                                         4,200

Issuance of
preferred stock,
net of $134,590
issuance costs                                          4,117,500    3,872,843                  (850,000)                 3,022,843

Net loss for
the year ended
Dec 31, 1999                                                                     (2,341,237)                             (2,341,237)

Balance at
January 1, 2000    3,344,066      3,344       238,007   4,117,500    3,872,843   (2,652,644)    (850,952)        -0-        610,598

                            OMNICOMM SYSTEMS, INC.
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
              FOR THE PERIOD JANUARY 1, 1999 TO DECEMBER 31, 2000
                                  (unaudited)

                                                                 5% Series A Convertible
                            Common Stock      Additional          Preferred Stock    Retained                             Total
                        Number of     $.001     Paid In    Number of                 Earnings  Subscription  Treasury  Shareholders'
                          Shares       Par      Capital      Shares      $0.00 Par   (Deficit)  Receivable     Stock      Equity
                          ------       ---      -------      ------      ---------   ---------  ----------     -----      ------
                                      Value
                                      -----
Issuance of common
stock for services         40,000        40      89,960                                                                     90,000

Issuance of common
stock                     284,166       284                                                                                    284

Exercise of stock
options                 1,025,895     1,026     297,024                                                                    298,050

Purchase of treasury
stock in connection
with stock
appreciation rights       (20,951)                                                                           (293,312)    (293,312)

Payment on
subscription
receivable                                                                                       850,000                   850,000

Acquisition of
WebIPA, Inc.            1,200,000     1,200       4,433                                                                      5,633

Common stock
re-acquired in the
acquisition of WebIPA    (600,000)                                                                               (600)        (600)

Issuance of
preferred stock                                               146,000     146,000                                          146,000

                            OMNICOMM SYSTEMS, INC.
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
              FOR THE PERIOD JANUARY 1, 1999 TO DECEMBER 31, 2000
                                  (unaudited)

                              Common Stock    Additional       Preferred Stock      Retained                             Total
                         Number of   $.001     Paid In     Number of                Earnings   Subscription  Treasury  Shareholders'
                          Shares    ar Value   Capital       Shares    $0.00 Par   (Deficit)    Receivable    Stock      Equity
                          ------    --------   -------       ------    ---------   ---------    ----------    -----      ------
Issuance    costs   on                                                  (206,750)                                          (206,750)
preferred stock

Conversion   of  conv.     320,000     320     366,393                                                                      366,713
notes payable,  net of
issuance    costs   of
$33,287

Exercise    of   stock      20,000      20      15,980                                                                       16,000
options

Exercise    of   stock     481,834     482     963,186                                                                      963,668
warrants

Exercise    of   stock     187,954     188                                                            (188)                     -0-
warrants

Conversion          of      66,667      67      99,933      (100,000)   (100,000)                                               -0-
preferred   stock   to
common stock

Conversion   of  notes      91,608      92     206,026                                                                      206,118
payable    to   common
stock

Issuance   of   common      70,990      71     188,784                                                                      188,855
stock for services

                            OMNICOMM SYSTEMS, INC.
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
              FOR THE PERIOD JANUARY 1, 1999 TO DECEMBER 31, 2000
                                  (unaudited)

                                                           5% Series A Convertible
                            Common Stock       Additional      Preferred Stock      Retained                               Total
                       Number of      $.001     Paid In     Number of               Earnings   Subscription  Treasury   Shareholders
                        Shares      Par Value   Capital      Shares      $0.00 Par  (Deficit)   Receivable    Stock        Equity
                        ------      ---------   -------      ------      ---------  ---------   ----------    -----        ------
Issuance of common
stock, net of
issuance costs of
$66,833                668,334            668     600,833                                                                   601,501

Issuance of preferred
stock for services                                          126,781        190,172                                          190,172

Conversion of notes
payable into
preferred stock                                              66,667        100,000                                          100,000

Conversion of
preferred stock to
common stock            96,724             97     144,989   (96,724)      (145,086)                                              -0-

Issuance of common
stock for services      76,340             76      45,552                                                                    45,628

                            OMNICOMM SYSTEMS, INC.
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
              FOR THE PERIOD JANUARY 1, 1999 TO DECEMBER 31, 2000
                                  (unaudited)

                                                         5% Series A Convertible
                         Common Stock        Additional      Preferred Stock       Retained                                Total
                     Number of     $.001      Paid In     Number of                Earnings    Subscription  Treasury  Shareholders'
                      Shares     Par Value    Capital      Shares     $0.00 Par    (Deficit)    Receivable    Stock       Equity
                      ------     ---------    -------      ------     ---------    ---------    ----------    -----       ------
Net (loss) for the
year ended December
31, 2000                                                                           (6,275,051)                          (6,275,051)

Balances at December
31, 2000             7,353,627    $7,975     $3,261,100   4,260,224   $3,857,179  $(8,927,695)   $(1,140)   $(293,912) $(2,096,493)
                     =========    ======     ==========   =========   ==========  ============   ========   ========== ============

    See accompanying summary of accounting policies and notes to financial statements

                            OMNICOMM SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           For the years ended
                                                                                               December 31,
                                                                                           2000           1999
                                                                                           ----           ----
REVENUES - SALES, Net                                                                   $    70,976    $ 1,259,214

COST OF SALES                                                                                52,492      1,005,338
                                                                                        -----------    -----------

GROSS MARGIN                                                                                 18,484        253,876

OTHER EXPENSES
           Salaries, employee benefits and related expenses                               2,895,108        784,635
           Rent                                                                             242,471        108,371
           Consulting - marketing and sales                                                 107,600        237,630
           Consulting - medical advisory                                                     93,033        210,503
           Consulting - product development                                                  69,365        109,618
           Legal and professional fees                                                      613,797         98,895
           Travel                                                                           374,558        334,753
           Telephone and internet                                                           197,858         67,109
           Factoring fees                                                                       -0-          4,571
           Selling, general and administrative                                              617,006        208,226
           Impairment of equity investment                                                  335,000            -0-
           Loss on subsidiary bankruptcy                                                     78,131            -0-
           Interest expense, net                                                             91,193         97,379
           Depreciation and amortization                                                    370,278        299,402
                                                                                        -----------    -----------

TOTAL OTHER EXPENSE                                                                       6,085,398      2,561,092
                                                                                        -----------    -----------

INCOME (LOSS) BEFORE TAXES AND PREFERRED DIVIDENDS                                       (6,066,914)    (2,307,216)

INCOME TAX EXPENSE (BENEFIT)                                                                    -0-            -0-

PREFERRED STOCK DIVIDENDS                                                                  (208,137)       (34,021)
                                                                                        -----------    -----------

NET INCOME (LOSS)                                                                        (6,275,051)   $(2,341,237)
                                                                                        ===========    ===========

BASIS AND DILUTED NET INCOME (LOSS) PER SHARE                                           $     (1.07)   $     (1.27)
                                                                                        ===========    ===========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED                         5,859,593      1,840,550
                                                                                        ===========    ===========

    See accompanying summary of accounting policies and notes to financial statements

                            OMNICOMM SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           For the years ended
                                                                                                December 31,
                                                                                           2000             1999
                                                                                           ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                                  $(6,275,051)    $(2,341,237)
     Adjustment  to reconcile  net income to net cash  provided by (used in)
     operating activities:
     Impairment of equity investment                                                        335,000              -0-
     Loss subsidiary bankruptcy                                                              78,131              -0-
     Depreciation and amortization                                                          370,278         299,402
     Common stock issued for services                                                       324,482         104,545
     Preferred stock issued for services                                                    190,172              -0-
     Accrued placement agent fee                                                            (66,833)             -0-
     Change in assets and liabilities:
     Accounts receivable                                                                     (1,468)         68,730
     Inventory                                                                               10,166          (5,926)
     Shareholder loans                                                                        3,406
     Other assets                                                                             1,800         (17,660)
     Accounts payable and accrued expenses                                                  795,026          (1,997)
     Sales tax payable                                                                       (1,818)        (38,018)
     Due to factoring agent                                                                      -0-       (139,012)
     Deferred revenue                                                                        26,861              -0-
                                                                                        -----------     -----------
Net cash provided by (used in) operating activities                                      (4,209,848)     (2,071,173)

CASH FLOWS FROM INVESTING ACTIVITIES
     Equity investment in EMN                                                              (335,000)             -0-
     Purchase of WebIPA                                                                       5,033              -0-
     Purchase of property and equipment                                                    (333,765)       (347,405)
                                                                                        -----------     -----------
NET cash provided by (used in) financing activities                                        (663,732)       (347,405)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from convertible notes, net of issuance costs                                       -0-        742,875
Payments on notes payable                                                                   (45,000)       (267,500)
Proceeds from notes payable                                                               1,440,000              -0-
Issuance of 5% Series A convertible preferred stock, net of issuance costs                  789,250       3,022,843
Issuance of common stock                                                                    668,618           3,250
Proceeds from stock warrant exercise                                                        963,668              -0-
Proceeds from stock option exercise                                                          20,739              -0-
                                                                                        -----------     -----------
Net cash provided by (used in) financing activities                                       3,837,275       3,501,468
                                                                                        -----------     -----------

Net increase (decrease) in cash and cash equivalents                                     (1,036,305)      1,082,890
Cash and cash equivalents at beginning of period                                          1,127,263          44,373
                                                                                        -----------     -----------
Cash and cash equivalents at end of period                                              $    90,958     $ 1,127,263
                                                                                        ===========     ===========

                            OMNICOMM SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Continued)

                                                                                     For the years ended
                                                                                        December 31,
                                                                                 2000              1999
                                                                                 ----              ----
          Supplemental Disclosure of Cash Flow Information:
          Cash paid during the period for:
          Income tax paid                                                       $   -0-            $   -0-
                                                                                =======            =======
          Interest paid                                                         $65,827            $67,297
                                                                                =======            =======

Non-Cash Investing and Financing Transactions;
     Acquisition of all of the outstanding common stock of WebIPA, Inc. during the quarter ended March 31, 2000.

          Assets acquired, fair value        $ 5,033
          Cash acquired                        5,033
                                             -------
          Net cash paid for acquisition      $    -0-
                                             =======

In addition, the Company re-acquired 600,000 shares of its common stock that had been provided to WebIPA in October 1999 as a deposit towards the consummation of a transaction in which the Company would acquire all of the common stock of WebIPA. The re-acquired shares have been accounted for as treasury stock.

During the year ended December 31, 2000, $400,000 of convertible notes payable were converted into 320,000 shares of common stock.

During the year ended December 31, 2000, 1,018,604 incentive stock options were exercised utilizing stock appreciation rights. The net proceeds to the company would have been $293,312. The company recorded a treasury stock transaction in the amount of $293,312 to account for the stock appreciation rights.

During the year ended December 31, 2000, a promissory note with a face value of $100,000 was converted into 66,667 shares of the Company's preferred stock at a rate of $1.50 per share.

During the year ended December 31, 2000, promissory notes totaling $206,118 of principal and interest were converted into 91,608 shares of the Company's preferred stock at a rate of $2.25 per share.

During the year ended December 31, 2000, $245,086 of the Company's convertible Series A Preferred Stock totaling 196,724 shares were converted into 163,391 shares of common stock.

    See accompanying summary of accounting policies and notes to financial statements

                            OMNICOMM SYSTEMS, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

NOTE 1:   ORGANIZATION AND NATURE OF OPERATIONS
          -------------------------------------

          OmniComm Systems, Inc. (the "Company") was originally incorporated in Florida in February 1997. The Company provides Internet based database applications that integrate significant components of the clinical trial process, including the collection, compilation and validation of data over the Internet. The Company's primary products include TrialMaster(TM) and WebIPA(R).

NOTE 2:   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          ------------------------------------------

          CASH AND CASH EQUIVALENTS
          -------------------------

          Cash equivalents consist of highly liquid, short-term investments with maturities of 90 days or less. The carrying amount reported in the accompanying balance sheets approximates fair value.

          CONSOLIDATION
          -------------

          The Company's accounts include those of its two wholly owned subsidiaries, OmniCommerce and OmniTrial B.V. All significant intercompany transactions have been eliminated in consolidation.

          ACCOUNTS RECEIVABLE
          -------------------

          Accounts receivable are judged as to collectibility by management and an allowance for bad debts is established as necessary. As of each balance sheet date, no reserve was considered necessary.

          EARNINGS PER SHARE
          ------------------

          The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. The diluted earnings per share calculation is very similar to the previously fully diluted earnings per share calculation method. SFAS 128 became effective December 31, 1997.

          Basic earnings per share were calculated using the weighted average number of shares outstanding of 5,859,593 and 1,840,550 for the years ended December 31, 2000 and 1999; respectively. There were no differences between basic and diluted earnings per share. Options to purchase 4,301,900 shares of common stock at prices ranging from $.60 to $6.50 per share were outstanding at December 31, 2000, but they were not included in the computation of diluted earnings per share because the options have an anti-dilutive effect. The effect of the convertible debt and convertible preferred stock are anti-dilutive.

          5% SERIES A CONVERTIBLE PREFERRED STOCK
          ---------------------------------------

          During the year ended December 31, 1999, the Company designated 5,000,000 shares of its 10,000,000 authorized preferred shares as 5% Series A Convertible Preferred Stock. Each share is convertible into common stock at $1.50 per share. In the event of liquidation, these shareholders will be entitled to receive in preference to the holders of common stock an amount equal to their original purchase price plus all accrued but unpaid dividends. Dividends are payable at the rate of 5% per annum, payable semi-annually.

          ADVERTISING
          -----------

          Advertising costs are expensed as incurred. Advertising costs were $127,175 and $7,599 for the years ended December 31, 2000 and 1999 respectively.

                            OMNICOMM SYSTEMS, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

          RECLASSIFICATIONS
          -----------------

          Certain items from prior periods within the financial statements have been reclassified to conform to current period classifications.

          INTANGIBLE ASSETS AND GOODWILL
          ------------------------------

          Included in Intangible Assets are the following assets:

                                                                                            December 31, 2000
                                                                                               Accumulated
                                                                   Cost                        Amortization
                                                                   ----                        ------------
          Covenant not to compete                                $120,000                        $120,000
          Software development costs                               87,500                          72,917
          Organization costs                                          539                             539
          Debt acquisition costs                                  119,625                          81,137
                                                                 --------                        --------
                                                                 $327,664                        $274,593
                                                                 ========                        ========

                                                                                            December 31, 1999
                                                                                               Accumulated
                                                                   Cost                        Amortization
                                                                   ----                        ------------
          Covenant not to compete                                $120,000                        $ 90,000
          Software development costs                               87,500                          43,750
          Organization costs                                          539                             360
          Debt acquisition costs                                  119,625                          23,925
                                                                 --------                        --------
                                                                 $327,664                        $158,035
                                                                 ========                        ========

          The covenant not to compete and the software development costs were acquired as a result of the acquisition of Education Navigator, Inc. (EdNav) on June 26, 1998. The covenant is for a two-year period and is being amortized ratably over that time. The software development costs were capitalized and are being amortized ratably over a three-year period, as that is the expected life of the various products. Amortization expense was $30,000 on the covenant not to compete, and $29,167 for software development costs for the year ended December 31, 2000.

          During the first nine months of 1999, the Company issued Convertible Notes totaling $862,500. The fees of $119,625 associated with these notes are being amortized ratably over the term of the notes, which is five years. Amortization expense of the debt acquisition costs totaled $23,925 for the year ended December 31, 2000, and approximately $33,287 of the debt acquisition costs were reclassified as stock issuance costs in connection with the conversion of $400,000 (original cost) worth of the convertible notes into common stock of the Company.

          Included in Goodwill, as a result of the EdNav acquisition at December 31, 2000 and December 31, 1999 is the cost of $475,665 and accumulated amortization of $396,388 and $237,833 respectively. The goodwill is being amortized ratably over a period of three years. Goodwill amortization totaled $158,555 for the year ended December 31, 2000.

                            OMNICOMM SYSTEMS, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

          PROPERTY AND EQUIPMENT, AT COST
          -------------------------------

          Property and equipment consists of the following:

                                                               December 31, 2000                           December 31, 1999
                                                                  Accumulated                                 Accumulated
                                                  Cost            Depreciation                 Cost           Depreciation
                                                  ----            ------------                 ----           ------------
          Computer and office equipment            $387,862         $ 88,812                $195,340             $30,146
          Leasehold improvements                      1,699             201                        0                   0
          Computer software                         212,412           60,067                 167,220               1,034
          Office furniture                           42,350            8,762                  23,070               1,267
                                                   --------          --------               --------             -------
                                                   $644,323          $157,842               $385,630             $32,447
                                                   ========          ========               ========             =======



          Renewals and betterments are capitalized; maintenance and repairs are expensed as incurred.

          Depreciation is calculated using the straight-line method over the asset's estimated useful life, which is 5 years for leasehold improvements, equipment and furniture and 3 years for software.

          Depreciation expense for the years ended December 31, 2000 and 1999 was $128,454 and $20,307 respectively. Included in depreciation expense for 2000 is approximately $3,059 related to assets from the Company's European subsidiary. As described in Note 12 that subsidiary has filed for bankruptcy protection under the laws of the Netherlands and accordingly those assets have been excluded from the Company's balance sheet as of December 31, 2000 since the recoverability of any of those assets is considered unlikely.

          DEFERRED REVENUE
          ----------------

          Deferred revenue represents cash advances received in excess of revenue earned on on-going contracts. Payment terms vary with each contract but may include an initial payment at the time the contract is executed, with future payments dependent upon the completion of certain contract phases or targeted milestones. In the event of contract cancellation, the Company is entitled to payment for all work performed through the point of cancellation. The Company had $26,861 in deferred revenue relating to one contract for services to be performed over the next six months.

          REVENUE RECOGNITION POLICY
          --------------------------

          The Company recognizes sales, for both financial statement and tax purposes, when its products are shipped and when services are provided. The Company had $26,861 in deferred revenue relating to one contract for services to be rendered over the next six months.

          ESTIMATES IN FINANCIAL STATEMENTS
          ---------------------------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            OMNICOMM SYSTEMS, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

          INCOME TAXES
          ------------

          The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

          Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

          STOCK BASED COMPENSATION
          ------------------------

          The Company adopted SFAS 123 to account for its stock based compensation plans. SFAS 123 defines the "fair value based method" of accounting for stock based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period.

          EARNINGS PER SHARE
          ------------------

          Basic earnings per shares ("EPS") is computed by dividing income available to common shareholders (which for the Company equals its net loss) by the weighted average number of common shares outstanding, and dilutive EPS adds the dilutive effect of stock options and other common stock equivalents. Antidilutive shares aggregating 4,658,515 have been omitted from the calculation of dilutive EPS for the fiscal year ended December 31, 2000. A reconciliation between numerators and denominators of the basic and dilutive earnings per shares is as follows:

                                    Year Ended December 31, 2000                     Year Ended December 31, 1999
                                    ----------------------------                     ----------------------------
                                 Net Income        Shares     Per-Share       Net Income           Shares            Per-
                                   (Loss)                                       (Loss)                               Share
                                 Numerator      Denominator     Amount        Numerator         Denominator         Amount
                                 --------       -----------     ------        ---------         -----------         ------
Basic EPS                      $(6,275,051)       5,859,593   $   (1.07)     $(2,341,237)          1,840,550        $(1.27)
Effect of Dilutive
Securities
None.                                   -0-              -0-         -0-              -0-                 -0-           -0-
                               -----------      -----------   ---------      -----------       -------------      --------
Diluted EPS                    $(6,275,051)       5,859,593   $   (1.07)     $(2,341,237)          1,840,550      $  (1.27)
                               ===========      ===========   =========      ===========       =============      ========

          IMPACT OF NEW ACCOUNTING STANDARDS
          ----------------------------------

          In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which is effective for all fiscal quarter of all fiscals years beginning after June 15, 2000, as amended by SFAS No. 137. In June 2000, SFAS No. 138 was issued which amended certain provisions of SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet completed its evaluation of the impact of SFAS No. 133 on

                            OMNICOMM SYSTEMS, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

          its consolidated financial statements. However, the Company does not believe that the implementation of SFAS No. 133 will have a significant effect on its results of operations.

          FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44"), provides guidance for applying APB Opinion No. 25, "Accounting for Stock Issued to Employees". With certain exceptions, FIN No. 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards and changes in grantee status on or after July 1, 2000. The Company does not believe that the implementation of FIN No. 44 will have a significant effect on its results of operations.

          In December 1999, The SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition Financial Statements" ("SAB No. 101"), which summarizes certain of the SEC staff's views in applying generally accounted principles to revenue recognition in financial statements. The Company will be required to adopt SAB No. 101 during fiscal year 2001. The Company does not believe that the implementation of SAB No. 101 will have a significant effect on its results of operations.

NOTE 3:   OPERATIONS AND LIQUIDITY
          ------------------------

          The Company has incurred substantial losses in 1999 and 2000. Until such time that the Company's products and services can be successfully marketed the Company will continue to need to fulfill working capital requirements through the sale of stock and the issuance of debt. The inability of the company to continue its operations, as a going concern would impact the recoverability and classification of recorded asset amounts.

          The ability of the Company to continue in existence is dependent on its having sufficient financial resources to bring products and services to market for marketplace acceptance. As a result of its significant losses, negative cash flows from operations, and accumulated deficits for the periods ending December 31, 2000, there is doubt about the Company's ability to continue as a going concern.

          Management believes that its current available working capital, anticipated contract revenues and subsequent sales of stock and or placement of debt instruments will be sufficient to meet its projected expenditures for a period of at least twelve months from December 31, 2000. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

NOTE 4:   ACQUISITION
          -----------

          WebIPA, Inc. Acquisition

          On February 9, 2000, the Company acquired WebIPA, Inc., a Florida corporation pursuant to an Agreement and Plan of Acquisition dated January 26, 2000. In consideration of receiving all of the issued and outstanding shares of WebIPA Inc., OmniComm issued 1,200,000 restricted shares of common stock to the shareholders of WebIPA Inc.

          The Company accounted for its acquisition of WebIPA under the purchase method of accounting. At the time of the transaction WebIPA was a development stage company with approximately $5,033 in assets and no recorded liabilities.

                            OMNICOMM SYSTEMS, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

NOTE 5:   EQUITY INVESTMENT
          -----------------

          European Medical Network (EMN) Investment, at cost

          On March 20, 2000 the Company entered into a stock purchase agreement under which it agreed to purchase a 25% interest in Medical Network AG EMN, a Swiss company ("EMN"). The agreement, set to close on April 20, 2000, provided that the purchase price for 25% of EMN's stock equity was $838,500 to be paid partly in cash and stock. Two cash payments totaling US $645,000 were to be paid in installments as follows:
          $335,000 on March 20, 2000, upon which EMN would deliver 10% of its stock equity, and $310,000 on April 20, 2000, upon which EMN would deliver the remaining 15% of its stock equity. In addition, the Company was to provide 41,883 shares of restricted common stock to EMN. Pursuant to the terms of the stock purchase agreement, on March 20, 2000, EMN's shareholders entered into an agreement that provided for the Company to have one seat on EMN's board of directors and the right to veto any sale of equity in excess of 49% of the total issued and outstanding equity of EMN.

          On March 20, 2000, the Company paid EMN $335,000, received 10% of EMN's equity and a seat on EMN's board. On April 20, 2000, the Company did not make the second payment of $310,000 or the stock payment of 41,883 shares to EMN and the stock purchase agreement did not close. On July 11, 2000, the Company and EMN agreed to renegotiate the terms of their agreement subject to the Company's success in finding adequate financing. As part of the renegotiation the Company has resigned its seat on EMN's board and offered to sell its 10% interest back to EMN. The Company accounts for its investment in EMN under the cost method of accounting. The Company has established a valuation allowance of $335,000 against its investment in EMN to reflect the uncertainty of the fair market value of the investment as of December 31, 2000.


NOTE 6:   NOTES PAYBLE
          ------------

          Education Navigator
          --------------------

          As of December 31, 2000, the Company owed $157,500 to the selling stockholders of Education Navigator. The notes are payable over two years and bear interest at 5.51% annually. The amount payable during fiscal 2000 is $177,500. At March 31, 2001 the Company was in default under the terms of the promissory notes governing the debt.

          Short-term Borrowings
          ---------------------

          At December 31, 2000 the Company owed $1,115,000 under short-term notes payable. The notes bear interest at rates ranging from 8% to 18%. The average original term of the promissory notes is 64 days. One of the notes is collateralized by common stock owned by an Officer of the Company, the other notes are not collateralized. The note holders were granted stock warrants in the Company at prices ranging from $.50 to $2.25 per share. As of December 31, 2000 the Company was in default on five of the notes with face value amounts of $380,000 and principal owed of approximately $355,000.

          Holders of notes totaling approximately $610,000 have agreed to participate in a private placement of the Company's debt. Accordingly, the notes representing that indebtedness will be converted into one-year 12% convertible notes. The notes are convertible into common stock of the Company at a rate of $0.50 per share.

                            OMNICOMM SYSTEMS, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

NOTE 7:   CONVERTIBLE NOTES
          -----------------

          During the first quarter of 1999, the Company issued Convertible Notes Payable in the amount of $862,500 pursuant to a Confidential Private Placement Memorandum. There were costs of $119,625 associated with this offering. The Company also granted the agent the option to purchase 250,000 common shares at $.001. The agent exercised the option. The net proceeds to the Company were $742,875. The notes bear interest at ten percent annually, payable semi-annually. The notes are convertible after maturity, which is five years, into shares of common stock of the Company at $1.25 per share, including registration rights. As of December 31, 2000 approximately $400,000 of the Convertible Notes had been converted into 320,000 shares of common stock of the Company.

NOTE 8:   COMMITMENTS AND CONTINGENCIES
          -----------------------------

          The Company currently leases office space requiring minimum annual base rental payments for the fiscal periods shown as follows:

                        2001                   $123,114
                        2002                    103,576
                        2003                          0
                        2004                          0
                        2005                          0
                                               --------
                        Total                  $226,690
                                               ========

          In addition, to annual base rental payments, the company must pay an annual escalation for operating expenses as determined in the lease.

          CONTINGENT LIABILITIES
          ----------------------

          On or about September 6, 2000, the Company's wholly owned subsidiary, OmniTrial B.V. ("OmniTrial") submitted a petition for bankruptcy protection from the bankruptcy court of the Netherlands. The court appointed a liquidating trustee and the case is still pending. The Company is claiming that certain assets of OmniTrial have been paid for by the Company and therefore should not be part of the liquidating assets of OmniTrial. The bankruptcy trustee has rejected that claim and has told the Company that the assets as part of the OmniTrial bankruptcy estate would be sold to diminish any deficiency of the estate. The Company would like to resolve its disputes with the trustee, but if unable to do so, intends to contest the outstanding matters in the bankruptcy court of the Netherlands.

          On January 26, 2001, a former employee of the Company, Eugene A. Gordon filed a lawsuit in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida alleging breach of his employment contract with the Company. The plaintiff alleges the Company owes him more than $100,000 for back payment of salary per the terms of his employment contract. The Company disputes Mr. Gordon's allegations and is vigorously defending this lawsuit.

          On February 2, 2001, an advertising firm, Wray Ward Laseter filed a lawsuit in the Superior Court of North Carolina. The plaintiff alleges claims totaling approximately $84,160 against the Company for fees associated with advertising, marketing and public relations services provided between March and September 2000. The Company intends to vigorously defend this lawsuit.

          On February 16, 2001, a staffing agency, Temp Art, Inc. filed a lawsuit in the County Court in and for Miami-Dade County, Florida. The plaintiff alleges the Company breached its contract and owes approximately $13,126 for back payment of services rendered plus interest and costs. The Company disputes Temp Art's allegations and is vigorously defending this lawsuit.

                            OMNICOMM SYSTEMS, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

          In December 2000, the Company received a demand letter from a former employee for fees owed relating to an advisers agreement between him and the Company. The demand letter sought $37,500 in the form of past due fees. The former employee later increased his demand to $50,000. After its initial settlement offer was rejected, the Company advised the former employee that it intended to vigorously defend itself against any claims and assert its own claims against him. The Company disputes his allegations and intends to vigorously defend itself should a lawsuit be filed.

NOTE 9:   RELATED PARTY TRANSACTIONS
          --------------------------

          The Company was owed $0 and $3,406 at December 30, 2000 and December 31, 1999, respectively, from a shareholder. The interest rate was 6% annually.

          On July 18, 2000 the Company borrowed $50,000 from Guus van Kesteren a Director of the Company. The promissory note carries an interest rate of 12% per annum and has a maturity date of September 30, 2000. In addition, the Company granted Mr. van Kesteren an option to purchase 20,000 shares of the Company's common stock at a price of $2.25. The promissory note is currently in default and continues to accrue interest at the rate of 12% per annum.

          On December 22, 2000 the Company borrowed $60,000 from Guus van Kesteren a Director of the Company. The promissory note carries an interest rate of 5% per annum and has a maturity date of January 1, 2001. At the Company's request Mr. van Kesteren elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

          On November 22, 2000 the Company borrowed $150,000 from Profrigo, N.V. The promissory note carries an interest rate of 18% per annum and has a maturity date of January 15, 2001. In addition, the Company granted Profrigo an option to purchase 150,000 shares of the Company's common stock at a price of $0.75. The promissory note is currently in default and continues to accrue interest at the rate of 18% per annum.

          On October 26, 2000 the Company borrowed $250,000 from Profrigo N.V. a shareholder of the Company. The promissory note carries an interest rate of 5% per annum and has a maturity date of January 1, 2001. At the Company's request Profrigo elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

          On December 22, 2000 the Company borrowed $50,000 from Profrigo N.V. a shareholder of the Company. The promissory note carries an interest rate of 5% per annum and has a maturity date of January 1, 2001. At the Company's request Profrigo elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

          On August 17, 2000 the Company borrowed $100,000 from Noesis N.V. a shareholder of the Company. The promissory note carries an interest rate of 8% per annum and has a maturity date of January 1, 2001. At the Company's request Noesis elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

                            OMNICOMM SYSTEMS, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

NOTE 10:  POST-RETIREMENT EMPLOYEE BENEFITS
          ---------------------------------

          The Company does not have a policy to cover employees for any health care or other welfare benefits that are incurred after employment (post-retirement). Therefore, no provision is required under SFAS's 106 or 112.

NOTE 11:  STOCK BASED COMPENSATION
          ------------------------

          ACCOUNTING FOR STOCK-BASED COMPENSATION
          ---------------------------------------

          Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS No. 123") requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB 25") and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has selected to account for stock-based compensation expense under SFAS No. 123.


          STOCK OPTION PLAN
          -----------------

          In 1998 the Company's Board of Directors approved the OmniComm Systems 1998 Stock Option Plan. (the "1998 Plan"). The Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Phantom Stock Unit Awards and Performance Share Units. Pursuant to the 1998 Plan the Company may grant options to purchase up to 3,000,000 shares of the Company's common stock. The term of each option may not exceed ten years from the date of grant, and options vest in accordance with a vesting schedule established by the plan administrator.

          The Company's share option activity and related information is summarized below:

                                           Year ended December 31,
--------------------------------------------------------------------------------------------------------------
                                                     1999                                    2000
--------------------------------------------------------------------------------------------------------------
                                                              Weighted                         Weighted
--------------------------------------------------------------------------------------------------------------
                                                               Average                         Average
--------------------------------------------------------------------------------------------------------------
                                                              Exercise                         Exercise
--------------------------------------------------------------------------------------------------------------
                                            Options             Price              Options      Price
--------------------------------------------------------------------------------------------------------------
Outstanding at beginning of period           50,000             $ 1.00           3,502,916      $1.00
--------------------------------------------------------------------------------------------------------------
           Granted                        3,512,916             $ 0.99           1,851,994      $3.46
--------------------------------------------------------------------------------------------------------------
           Exercised                            -0-             $ 0.00           1,045,894      $0.30
--------------------------------------------------------------------------------------------------------------
           Cancelled                         60,000             $ 0.60           1,053,010      $1.97
                                          ---------             ------           ---------      -----
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Outstanding at end of period              3,502,916             $ 1.00           3,316,006      $2.28
                                          =========             ======           =========      =====
--------------------------------------------------------------------------------------------------------------
Exercisable at end of period              1,248,953             $ 0.40           1,512,848      $2.19
                                          =========             ======           =========      =====
--------------------------------------------------------------------------------------------------------------


          During the second and third quarters of 1999, the Company issued 86,377 and 68,000, respectively, common shares to employees and advisors under its stock bonus arrangement. The Company adopted SFAS 123 to account for its stock based compensation plans. SFAS 123 defines the "fair value based method" of accounting for stock based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. In accordance with this method, the Company recognized expense of $56,145 and $44,200, respectively, during the second and third quarters of 1999, and $41,980 during the third quarter of 2000.

                            OMNICOMM SYSTEMS, INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

          During 2000 the Company issued an aggregate of 187,330 shares of common stock to employees and advisors with a fair market value as measured on the date of grant of $324,482 for services rendered under employment and consulting agreement. In addition, the Company issued 126,781 shares of preferred stock with a fair market value as measured on the date of grant of $190,172 to a financial advisor in accordance with a consulting agreement.

NOTE 12:  OMNITRIAL, B.V. BANKRUPTCY
          --------------------------

          OmniTrial B.V., a wholly owned subsidiary of the Company, was incorporated on October 15, 1999, in The Netherlands. On August 28, 2000, the Board of Directors of the Company voted to authorize David Ginsberg, D.O., it's President and Chief Executive Officer, to vote on any resolution pertaining to OmniTrial, including approval of a bankruptcy filing. On August 30, 2000, the Board of Directors of OmniTrial issued a written consent to apply for bankruptcy, which was instituted in The Netherlands on or about September 6, 2000. A liquidating trustee was appointed and the case is still pending as of this date.

          The Company requested that the bankruptcy trustee return to the Company several computer servers, which the Company claimed it owned separately from OmniTrial. The bankruptcy trustee refused to return the servers and alleged that the Company caused the bankruptcy due to its mismanagement of OmniTrial. The Company is currently attempting to negotiate a settlement with the trustee. If the Company is unable to settle the matter with the trustee, it intends to contest the outstanding matters in the bankruptcy court in The Netherlands.


NOTE 13:  INCOME TAXES
          ------------

          Income taxes are accrued at statutory US and state income tax rates. Income tax expense is as follows:

                                                     12/31/00         12/31/99
                                                     ========         ========
          Current tax expense (benefit):
             Income tax at statutory rates          $      -0-       $     -0-
          Deferred tax expense (benefit):
             Amortization of goodwill and covenant     (70,640)       (105,243)
             Operating loss carryforward            (2,212,340)       (864,806)
                                                    ----------       ---------
                                                    (2,282,980)       (970,049)
          Valuation allowance                        2,282,980         970,049
                                                    ----------        --------
          Total tax expense (benefit)               $      -0-        $    -0-
                                                    ==========        ========

          The tax effects of significant temporary differences, which comprise the deferred tax assets are as follows:

                                                     12/31/00         12/31/99
                                                     ========         ========
          Deferred tax assets:
          Amortization of intangibles               $   224,302     $   153,662
          Operating loss carryforwards                3,136,089         923,749
             Gross deferred tax assets                3,360,391       1,077,411
             Valuation allowance                     (3,360,391)     (1,077,411)
                                                    -----------     -----------
             Net deferred tax asset                 $       -0-     $       -0-
                                                    ===========     ===========

          The Company has net operating loss carryforwards (NOL) for income tax purposes of approximately $8,322,000. This loss is allowed to be offset against future income until the year 2020 when the NOL's will expire. Other timing differences relate to depreciation and amortization for the stock acquisition of Education Navigator in 1998. The tax benefits relating to all timing differences have been fully reserved for in the valuation allowance account due to the lack of operating history and the substantial losses incurred in 2000.